Exhibit 5

[on Holland & Hart LLP letterhead]

January 26, 2005

Navigant International, Inc.

84 Inverness Circle East

Englewood, CO 80112

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Navigant International, Inc. (the “Company”) of a Registration Statement on Form S-3 as amended on Form S-1 (File No. 333-118660) (the “Registration Statement”) with the United States Securities and Exchange Commission covering the registration of 611,475 shares of the Company’s outstanding Common Stock, $.001 par value (the “Shares”) to be offered by certain selling stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Validity of Securities” in the prospectus included in the registration statement.

Sincerely,

/s/ Holland & Hart LLP
Holland & Hart LLP